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                       SECURITIES AND EXCHANGE COMMISSION

                                   FORM 12b-25
                                                                 SEC FILE NUMBER
                                                                         0-28008
                           NOTIFICATION OF LATE FILING
                                                                    CUSIP NUMBER
                                                                     83169M 10 4

(Check  One):[ ]Form  10-KSB [ ]Form 20-F [ ]Form 11-K  [X]Form  10-QSB
             [ ]Form N-SAR

           For Period Ended:      September 30, 1998
                                ---------------------
           [   ] Transition Report on Form 10-K
           [   ] Transition Report on Form 20-F
           [   ] Transition Report on Form 11-K
           [   ] Transition Report on Form 10-Q
           [   ] Transition Report on Form N-SAR
           For the Transition Period Ended:


  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART     I -- REGISTRANT INFORMATION

SmartServ Online, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant

--------------------------------------------------------------------------------
Former Name if Applicable

               One Station Place
               Metro Center, North Wing, Fifth Floor
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

               Stamford, Connecticut 06902
--------------------------------------------------------------------------------
City, State and Zip Code
PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a)  The reasons  described  in  reasonable  detail in Part III of this form  could  not be  eliminated  without  unreasonable  effort  or expense;
 [X]     (b)  The subject annual report,  semi-annual report,  transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c)  The  accountant's  statement  or other  exhibit  required  by Rule
              12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. SEE ATTACHMENT A

                                                 (Attach Extra Sheets if Needed)
                                                                 SEC 1344 (6/94)

PART IV -- OTHER INFORMATION
    (1) Name and telephone number of person to contact in regard to this notification

         Thomas W. Haller               203                  353-5650
         -----------------------------------------------------------------------
            (Name)                  (Area Code)         (Telephone Number)

    (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer Yes XNo is no, identify report(s).

         Registrant's Form 10-KSB for the fiscal year ended June 30, 1998
         -----------------------------------------------------------------------

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                              Yes [X] No [ ]

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.

--------------------------------------------------------------------------------

                             SmartServ Online, Inc.
                   -----------------------------------------
                  (Name of Registrant as Specified in Charter)
   has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date   November 16, 1998          By  /s/  Thomas W. Haller
     ------------------------        ------- -----------------------------------
                                     Thomas W. Haller, Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).


                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).

                             SMARTSERV ONLINE, INC.
                                  FORM 12b-25
                          NOTIFICATION OF LATE FILING
                            SEC FILE NUMBER 0-28008

                                  ATTACHMENT A

PART III - NARRATIVE


The Registrant's financial executives have devoted substantial time and efforts to a proposed private placement of its securities and a proposed bridge financing, thereby delaying completion of the Form 10-QSB for the fiscal quarter ended September 30, 1998.